Exhibit 99.1

For additional information, contact: Megan Hakes megan.hakes@hprstrategies.com

Thomas F. Kissinger Elected to The Marcus Corporation Board of Directors
Will continue to serve as the company’s senior executive vice president and general counsel

MILWAUKEE, August 1, 2023…The Marcus Corporation (NYSE: MCS) announced today that Thomas F. Kissinger has been elected as a director of the company. Kissinger also serves as senior executive vice president and general counsel.

Kissinger has served as the chief legal officer for The Marcus Corporation and its divisions, Marcus Theatres and Marcus Hotels & Resorts, since 1993. His responsibilities include overseeing all legal and governance matters, including compliance, risk management, human resources, corporate real estate, mergers and acquisitions and litigation. As a long-standing member of the company’s executive leadership team, Kissinger also helps drive key corporate initiatives, such as strategic planning, financial management and major operational decisions.

“For 30 years, Tom has played an essential part in the continued success of The Marcus Corporation,” said Gregory S. Marcus, chairman, president and chief executive officer of The Marcus Corporation. “His knowledge of our corporate structure, businesses and opportunities makes him a valuable business partner and trusted advisor to our leadership team and board of directors. I am grateful for his partnership and look forward to continuing to work with Tom in this expanded capacity.”

“Our board of directors is committed to maintaining a strong mix of skills and qualifications necessary to provide effective oversight of the company,” said Philip L. Milstein, lead independent director for The Marcus Corporation. “Tom’s commitment to sound governance coupled with his business and legal acumen will continue to serve our board well.”

Prior to joining The Marcus Corporation, Kissinger was in private practice at Foley & Lardner LLP and was a senior tax accountant with the accounting firm Arthur Andersen. He received a bachelor’s degree in accounting from the University of Illinois and his J.D. from the George Washington University Law School. He was recognized as Best Corporate Counsel of a Public Company by the

Milwaukee Business Journal in 2012. Currently, Kissinger serves on the board of directors of Junior Achievement Wisconsin. He previously served on the board of directors of the American Red Cross and Great Lakes Hemophilia Foundation.

About The Marcus Corporation
Headquartered in Milwaukee, The Marcus Corporation is a leader in the lodging and entertainment industries, with significant company-owned real estate assets. The Marcus Corporation’s theatre division, Marcus Theatres®, is the fourth largest theatre circuit in the U.S. and currently owns or operates 1,027 screens at 82 locations in 17 states under the Marcus Theatres, Movie Tavern® by Marcus and BistroPlex® brands. The company’s lodging division, Marcus® Hotels & Resorts, owns and/or manages 16 hotels, resorts and other properties in eight states. For more information, please visit the company’s website at www.marcuscorp.com.

###